EXHIBIT 99.1

Encore Acquisition Company Announces Sale of Common Stock

FORT WORTH — June 8, 2004 — Encore Acquisition Company (NYSE: EAC) (“Encore”) today announced that it has agreed to issue and sell 2,000,000 shares of its common stock to the public at a price of $26.95 per share. The shares are being sold under Encore’s existing shelf registration statement, which was declared effective by the Securities and Exchange Commission in August 2003. The net proceeds of the offering, after underwriting discounts and commissions, will be approximately $53.3 million. Encore intends to use the net proceeds of this offering to repay indebtedness under its revolving credit facility and for general corporate purposes, including funding the previously announced purchase of natural gas properties in Overton Field, Smith County, Texas.

Goldman, Sachs & Co. will serve as sole underwriter for the offering. When available, copies of the prospectus supplement and accompanying prospectus may be obtained from Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004, Attn: Prospectus Department, (212) 902-1171.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Encore, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Encore is a growing independent energy company engaged in the acquisition, development, exploitation and production of onshore North American oil and natural gas reserves. Encore owns properties located in four core areas: the Cedar Creek Anticline of Montana and North Dakota; the Permian Basin of West Texas and Southeastern New Mexico; the Mid Continent area, which includes the Arkoma and Anadarko Basins of Oklahoma, the North Salt Basin of Louisiana and the Barnett Shale near Fort Worth, Texas; and the Rocky Mountains.

Contact:

Encore Acquisition Company, Fort Worth
Roy W. Jageman, Chief Financial Officer, 817-339-0861
or
William J. Van Wyk, Director – Corporate Planning, 817-339-0812